As filed with the Securities and Exchange Commission on November 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

the Securities Act of 1933

TELUS Corporation

(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

TELUS Corporation
23rd Floor - 510 West Georgia Street
Vancouver, British Columbia
Canada V6B 0M3
(Address of Principal Executive Offices, including Zip Code)

Performance Share Unit Plan
Restricted Share Unit Plan
TELUS Employee Share Purchase Plan

(Full title of the plans)

CT Corporation System, 28 Liberty Street

New York, New York 10005

(212) 590-9200
(Name, Address and Telephone Number, of Agent for Service)

Copy to:

Gopi Chande 510 W. Georgia St., 23rd Floor Vancouver, BC V6B 0M3 Canada (604) 697-8044	Osler, Hoskin & Harcourt LLP 100 King Street West 1 First Canadian Place Suite 6200, P.O. Box 50 Toronto ON M5X 1B8 Canada (416) 362-3211

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.			☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A)(3) PROSPECTUS

This Registration Statement (the “Registration Statement”) on Form S-8 is being filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering the offer and issuance of common shares, no par value (the “Common Shares”) of TELUS Corporation (“TELUS,” “we,” “our,” “us” or the “Company”) to certain employees of the Company and/or its subsidiaries under the Company’s Performance Share Unit Plan (as it may be amended from time to time, the “PSU Plan”), Restricted Share Unit Plan (as it may be amended from time to time, the “RSU Plan”), and the TELUS Employee Share Purchase Plan (as it may be amended from time to time, the “ESPP”, and collectively with the PSU Plan and the RSU Plan, the “Plans”).

Pursuant to Part I of Form S-8, the information specified under Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the respective Plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, when taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” into this Registration Statement certain documents that we file with or furnish to the Commission. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this Registration Statement, and later information that we file with the Commission will automatically update and supersede that information. The following documents, which we have filed with or furnished to the Commission, are specifically incorporated by reference in this Registration Statement:

(a)	our Annual Report on Form 40-F for the fiscal year ended December 31, 2021, filed with the Commission on February 10, 2022 (File No. 001-15144);

(b)	our Consolidated Financial Statements and Management’s Discussion and Analysis, which are attached as Exhibits 99.1 and 99.2 to our Report of Foreign Issuer on Form 6-K dated February 10, 2022;

(c)	our Information Circular, attached as Exhibit 99.1 to our Report of Foreign Issuer on Form 6-K dated April 1, 2022;

(d)	our Annual Report, attached as Exhibit 99.1 to our Report of Foreign Issuer on Form 6-K dated April 1, 2022;

(e)	our Unaudited Condensed Interim Consolidated Financial Statements as at and for the three months ended March 31, 2022, together with the notes thereto, and Management’s Discussion and Analysis, which are attached as Exhibits 99.1 and 99.2 to our Report of Foreign Issuer on Form 6-K dated May 6, 2022;

(f)	our Unaudited Condensed Interim Consolidated Financial Statements as at and for the three and six months ended June 30, 2022, together with the notes thereto, and Management’s Discussion and Analysis, which are attached as Exhibits 99.1 and 99.2 to our Report of Foreign Issuer on Form 6-K dated August 5, 2022;

(g)	our Media Release dated September 1, 2022, attached as Exhibit 99.1 to our Report of Foreign Issuer on Form 6-K dated September 1, 2022;

(h)	Our Media Released dated October 27, 2022, attached as Exhibit 99.1 to our Report of Foreign Issuer on Form 6-K dated October 27, 2022;

(i)	our Unaudited Condensed Interim Consolidated Financial Statements as at and for the three and nine months ended September 30, 2022, together with the notes thereto, and Management’s Discussion and Analysis, which are attached as Exhibits 99.1 and 99.2 to our Report of Foreign Issuer on Form 6-K dated November 4, 2022; and

(j)	the description of our Common Shares contained in our Registration Statement on Form 8-A filed on January 31, 2013 under Section 12 of the Exchange Act, including any amendment or report updating such description.

All other documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and, to the extent designated therein, Reports of Foreign Issuer on Form 6-K furnished by us to the Commission that are identified in such forms as being incorporated into this Registration Statement, in each case, subsequent to the effective date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under the Registration Statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing or furnishing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the British Columbia Business Corporations Act (the “BCBCA”), a company may indemnify: (i) a current or former director or officer of that company; (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the company, or if such individual held such office at the company’s request; or (iii) an individual who, at the request of the company, held, or holds, an equivalent position in another entity (an “indemnifiable person”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such company or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A company cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles or by applicable law. A company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding only if the indemnifiable person has provided an undertaking that, if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. Subject to the aforementioned prohibitions on indemnification, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an indemnifiable person in respect of such eligible proceeding if such indemnifiable person has not been reimbursed for such expenses, and was wholly successful, on the merits or otherwise, in the outcome of such eligible proceeding or was substantially successful on the merits in the outcome of such eligible proceeding. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding, including the indemnification of penalties imposed or expenses incurred in any such proceedings and the enforcement of an indemnification agreement.

As permitted by the BCBCA, our articles require that we indemnify our directors, officers, and former directors or officers (and such individuals’ respective heirs and legal representatives), and permit us to indemnify any other person to the extent permitted by the BCBCA.

To the extent permitted by law, we have entered into an indemnification agreement with our directors for liabilities incurred while performing their duties. We also maintain Directors’ & Officers’ Liability and Fiduciary Liability insurance which protects individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, as amended, and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Number	Exhibit

3.1	Articles of TELUS Corporation (included as Exhibit 3.1 to the Company’s Statement on Form 8-A filed with the Commission on May 10, 2019)

5.1*	Opinion of Osler, Hoskin & Harcourt LLP

23.1*	Consent of Osler, Hoskin & Harcourt LLP (included as part of Exhibit 5.1).

23.2*	Consent of Deloitte LLP

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1*	Performance Share Unit Plan

99.2*	Restricted Share Unit Plan

99.3*	TELUS Employee Share Purchase Plan

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)          The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         To reflect in the prospectus any facts or events after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement;

(iii)         To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on the 4th day of November, 2022.

TELUS Corporation
(Registrant)

/s/ Darren Entwistle
Name:	Darren Entwistle
Title:	President and Chief Executive Officer

/s/ Doug French
Name:	Doug French
Title:	Executive Vice-president and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Darren Entwistle and Doug French, and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing), to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities on the dates indicated, on the 4th day of November, 2022.

Signature	Title

/s/ Darren Entwistle	President, Chief Executive Officer and Director (Principal Executive Officer)
Darren Entwistle
/s/ Doug French	Executive Vice-president and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Doug French

/s/ R.H. (Dick) Auchinleck	Director
R.H. (Dick) Auchinleck

/s/ Raymond Chan	Director
Raymond Chan

/s/ Hazel Claxton	Director
Hazel Claxton

/s/ Lisa de Wilde	Director
Lisa de Wilde

/s/ Victor Dodig	Director
Victor Dodig

/s/ Tom Flynn	Director
Tom Flynn

/s/ Mary Jo Haddad	Director
Mary Jo Haddad

/s/ Kathy Kinloch	Director
Kathy Kinloch

/s/ Christine Magee	Director
Christine Magee

/s/ John Manley	Director
John Manley

/s/ David Mowat	Director
David Mowat

/s/ Marc Parent	Director
Marc Parent

/s/ Denise Pickett	Director
Denise Pickett

/s/ W. Sean Willy	Director
Sean Willy

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Company in the United States, on the 4th day of November, 2022.

Puglisi and Associates

/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director